Exhibit 8.1

Subsidiaries of AudioCodes Ltd.

AudioCodes Inc. (incorporated in the US)

AudioCodes National Inc. (incorporated in the US)Nuera Communications Singapore Pte Ltd. (incorporated in Singapore)

AudioCodes Singapore Pte Ltd (incorporated in Singapore)

AudioCodes Europe Ltd. (incorporated in the UK)

AudioCodes Brasil Equipamentos de Voz sobre IP Ltda (incorporated in Brazil)

AudioCodes Korea Co. Ltd. (incorporated in Korea)

AudioCodes Germany GmbH (incorporated in Germany)

AudioCodes Argentina SA (incorporated in Argentina)

AudioCodes India Private Ltd. (incorporated in India)

AudioCodes Russ Ltd. (incorporated in Russia)

AudioCodes France SAS (incorporated in France)

AudioCodes Mexico S.A. DE C.V. (incorporated in Mexico)

AudioCodes Hong Kong Limited (incorporated in Hong Kong)

AudioCodes Italy S.r.l (incorporated in Italy)

Nuera communications Inc. (incorporated in the US)

CTI Squared Ltd.(incorporated in Israel)

Natural Speech Communication Ltd. (incorporated in Israel)